Exhibit 99.1

EULAV ASSET MANAGEMENT

CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2026

INDEPENDENT AUDITOR’S REPORT

To the Trustees

of EULAV Asset Management

Opinion

We have audited the accompanying consolidated financial statements of EULAV Asset Management and Subsidiary (collectively, “the Company”), which comprise the consolidated statements of financial condition as of April 30, 2026, 2025, and 2024, and the related consolidated statements of operations, changes in owners’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2026, 2025, and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

EULAV ASSET MANAGEMENT

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

COHEN & COMPANY, LTD.

Philadelphia,

Pennsylvania July

1, 2026

EULAV ASSET MANAGEMENT

Consolidated Statements of Financial Condition

	April 30, 2026	April 30, 2025	April 30, 2024

ASSETS
Cash and cash equivalents	$6,243,687	$6,459,104	$5,654,405
Investments	4,728,526	4,532,691	4,646,593
Receivable from affiliates	2,524,384	2,928,265	2,812,762
Prepaid expenses and other assets	415,912	419,304	391,780

Total current assets	13,912,509	14,339,364	13,505,540

Furniture and equipment, net	0	0	10,342
Intangible asset - management contracts	49,248,784	49,258,784	49,268,784
Right of use assets	180,876	100,220	290,760

Total assets	$63,342,169	$63,698,368	$63,075,426

LIABILITIES AND OWNERS' EQUITY
Accounts payable and accrued liabilities	$1,516,334	$1,410,214	$1,322,244
Due to owners – distributions	4,301,856	4,861,289	4,248,873
Current lease liabilities	69,054	31,022	277,528

Total current liabilities	5,887,244	6,302,525	5,848,645

Non-current lease liabilities	112,932	70,227	32,028

Owners' equity	57,341,993	57,325,616	57,194,753

Total liabilities and owners’ equity	$63,342,169	$63,698,368	$63,075,426

EULAV ASSET MANAGEMENT

Consolidated Statements of Operations

	For the Year Ended

	April 30, 2026	April 30, 2025	April 30, 2024

Revenues:
Investment management fees	$30,758,261	$31,386,996	$24,383,242
Service and distribution fees	5,773,579	5,965,376	5,260,413
Dividends, interest and other income	352,296	382,939	311,838
Sub-transfer agency fees	0	1,823,219	1,323,917
Change in unrealized gain/(loss) and realized gain/(loss) on investments	248,968	92,534	120,916

Total revenues	37,133,104	39,651,064	31,400,326

Expenses:

Compensation and benefits	7,597,072	7,546,276	6,241,299
Marketing and distribution	5,989,597	9,394,832	8,316,125
Office and administration	1,484,917	1,688,961	1,787,401
Professional fees	751,625	520,582	409,151

Total expenses	15,823,211	19,150,651	16,753,976

Net income before New York City income taxes	21,309,893	20,500,413	14,646,350
Provision for New York City income taxes	17,000	16,059	13,000

Net income	$21,292,893	$20,484,354	$14,633,350

EULAV ASSET MANAGEMENT

Consolidated Statements of Changes in Owners' Equity

	For the Year Ended April 30, 2026

	April 30,	Net		April 30,
	2025	Income	Distributions	2026

Non-voting revenue interest and non-voting profit interest	$56,313,544	$18,970,534	$(18,951,842)	$56,332,236
Class A voting profit interest	993,230	2,090,123	(2,092,268)	991,085
Class B voting profit interest	18,842	232,236	(232,406)	18,672

	$57,325,616	$21,292,893	$(21,276,516)	$57,341,993

	For the Year Ended April 30, 2025

	April 30,	Net		April 30,
	2024	Income	Distributions	2025

Non-voting revenue interest and non-voting profit interest	$56,238,176	$18,348,914	$(18,273,546)	$56,313,544
Class A voting profit interest	943,438	1,921,895	(1,872,103)	993,230
Class B voting profit interest	13,139	213,545	(207,842)	18,842

	$57,194,753	$20,484,354	$(20,353,491)	$57,325,616

	For the Year Ended April 30, 2024

	April 30,	Net		April 30,
	2023	Income	Distributions	2024

Non-voting revenue interest and non-voting profit interest	$56,173,378	$13,251,597	$(13,186,799)	$56,238,176
Class A voting profit interest	855,055	1,243,578	(1,155,195)	943,438
Class B voting profit interest	3,454	138,175	(128,490)	13,139

	$57,031,887	$14,633,350	$(14,470,484)	$57,194,753

EULAV ASSET MANAGEMENT

Consolidated Statements of Cash Flows

For the Year Ended April 30,

	2026	2025	2024

Net income	$21,292,893	$20,484,354	$14,633,350
Adjustments to reconcile net income to net cash provided by operating activities:

Change in unrealized gain/(loss) and realized gain/(loss) on investments	(248,968)	(92,534)	(120,916)
Depreciation and amortization expense	10,000	20,342	48,226

Changes in:
Receivable from affiliates	403,881	(115,503)	(719,159)
Prepaid expenses and other assets	3,393	(27,525)	(43,064)
Accounts payable and accrued liabilities	106,121	87,970	391,691
Right of use asset	(80,657)	190,540	403,269
Lease liability	80,737	(208,307)	(425,821)

Net cash provided by operating activities	21,567,400	20,339,337	14,167,576

Cash flows from investing activities:
Purchase of investments	(7,893,544)	(7,173,100)	(11,422,069)
Proceeds from investments	7,946,676	7,379,536	12,784,811
Purchase and disposal of fixed assets, net	0	0	5,385

Net cash provided by (used in) investing activities	53,132	206,436	1,368,127

Cash flows used in financing activities:
Distributions, net of change in due to owners - distributions	(21,835,949)	(19,741,074)	(12,912,922)

Net increase (decrease) in cash and cash equivalents	(215,417)	804,699	2,622,781
Cash and cash equivalents – beginning of year	6,459,104	5,654,405	3,031,624

Cash and cash equivalents – end of year	$6,243,687	$6,459,104	$5,654,405

Supplemental disclosure of cash flow information:
Cash paid for New York City income taxes	$17,000	$17,500	$12,500

Non-cash financing activities:
Change in Due to owners - distributions	$(559,433)	$612,417	$1,557,562

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2026

Note A - Organization and Transactions with Affiliates

EULAV Asset Management (“EAM"), a Delaware statutory trust, with no fixed term, was formed on December 23, 2010 as a result of Value Line, Inc. ("VLI") completing the restructuring of its asset management and broker-dealer businesses (the "Restructuring Transaction"). As part of the Restructuring Transaction, EULAV Securities, Inc., a New York corporation and wholly-owned subsidiary of VLI that acted as the distributor of the Value Line mutual funds ("Value Line Funds"), merged into EULAV Securities LLC ("ESLLC"), a Delaware limited liability company. VLI transferred 100% of its interest in ESLLC to EULAV Asset Management LLC, a wholly‑owned subsidiary of VLI that acted as the investment adviser to the Value Line Funds and certain separate accounts. EULAV Asset Management LLC then converted into EAM, which still acts as the investment adviser to the Value Line Funds. ESLLC, a wholly-owned subsidiary of EAM, is a broker-dealer registered with the Securities and Exchange Commission and is a member of the Financial Industry Regulatory Authority. ESLLC claims the exemption from the provisions of SEC Rule 15c3-3 under paragraph (k)(1).

The consolidated financial statements include the accounts of EULAV Asset Management and EULAV Securities LLC (collectively, the “Company”) after elimination of inter-company balances and transactions.

VLI granted the Company the right to use the Value Line name for all existing Value Line Funds and to supply without charge or expense the Value Line proprietary ranking system information for so long as the Company is the investment adviser to the Value Line Funds.

Each of the Value Line Funds has an investment advisory agreement with the Company pursuant to which the Company serves as investment adviser to the Value Line Funds. The Company receives investment management fees from each of the Value Line Funds managed by the Company. The Company and certain of the Value Line Funds have agreed that the Company would waive a portion of the funds’ respective advisory fees. The fees received by the Company from the Value Line Funds are net of any contractual fee waivers as described in Note D.

Each of the Value Line Funds has a distribution agreement with the Company's wholly owned subsidiary ESLLC pursuant to which ESLLC acts as principal underwriter and distributor of the Value Line Funds for the sale and distribution of their shares. ESLLC is eligible to receive service and distribution fees under Rule 12b-1 of the Investment Company Act of 1940 from the Value Line Funds managed by the Company. ESLLC and certain of the Value Line Funds have agreed to waive all or a portion of the funds’ respective Rule 12b-1 fees. The fees received by ESLLC from the Value Line Funds are net of any contractual fee waivers as described in Note D.

ESLLC receives sub-transfer agency fees from certain of the Value Line Funds to compensate financial intermediaries that provide sub-transfer agency and related services to investors that hold their fund shares in omnibus accounts maintained by the financial intermediaries with the Value Line Funds.

Note B - Summary of Significant Accounting Policies

[1]	Use of estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

[2]	Cash and cash equivalents:

The Company considers all cash held at banks to be cash and cash equivalents. The Company maintains cash balances in multiple financial institutions which, at times, may exceed federally insured limits. In the event of a financial institution's insolvency, recovery of cash may be limited.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2026

Note B - Summary of Significant Accounting Policies (continued)

[3]	Revenues:

The revenue recognition guidance of ASC Topic 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance requires an entity to follow a five-step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. All revenues that are recognized in the current period are primarily related to performance obligations that have been satisfied in the same period.

The performance obligation relating to investment management fees relates to the management of the Client’s account which is an obligation capable of being and distinct within the context of the contracts. The Company believes its performance obligation relating to service, distribution and sub-transfer agency fees is the distribution of the Value Line Funds. This represents a single performance obligation that is continuously provided over the contract period.

Investment management fees consist of management fees from the Value Line Funds. Investment management fees for the Value Line Funds are received on a monthly basis as services are performed and the fees, which generally range from 0.30% to 0.74%, are calculated based on average daily net assets of the Value Line Funds in accordance with each fund's advisory agreement.

Service and distribution fees are received from the Value Line Funds in accordance with service and distribution plans under Rule 12b-1 of the Investment Company Act of 1940. The plans are compensation plans, which means that ESLLC's fees under the plans are payable without regard to actual expenses incurred by ESLLC. ESLLC may earn a profit under the plan. Service and distribution fees are earned on a monthly basis and calculated by State Street Bank based on the average daily net assets of each of the Value Line Funds in accordance with each Fund's prospectus. Expenses incurred by ESLLC include payments to securities dealers, banks, financial institutions and other organizations that provide distribution, marketing, and related services with respect to the distribution of the Value Line Funds' shares.

Sub-transfer agency fees are received from the Value Line Funds in accordance with a sub-transfer agency plan approved by the Board of the Value Line Funds. The sub-transfer agency fee, which may be paid directly to the financial intermediary or indirectly via ESLLC, is equal to the lower of (i) the aggregate amount of additional transfer agency fees and expenses that the Value Line Funds would otherwise pay to the Value Line Funds' transfer agent, if each subaccount in the omnibus account maintained by the financial intermediary with the fund were a direct account with the fund and (ii) the amount by which the fees charged by the financial intermediary for including the fund on its platform and providing shareholder, sub-transfer agency and related services exceed the amount paid under the fund's plan with respect to fund assets attributable to shares held by the financial intermediary in the omnibus account. The Value Line Funds’ Board retains the authority to determine the maximum sub-transfer agency fee that the Distributor may agree to pay to the financial intermediaries under the Sub-Transfer Agency and Servicing Plan. If the sub-transfer agency fee is paid to financial intermediaries indirectly via ESLLC, ESLLC does not retain any amount thereof and such fee otherwise reduces the amount that ESLLC is contractually obligated to pay to the financial intermediary.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2026

Note B - Summary of Significant Accounting Policies (continued)

The aforementioned fees received from the Value Line Funds and average daily net assets for the Value Line Funds are calculated by State Street Bank, which serves as the fund accountant, fund administrator and custodian of the Value Line Funds. The Value Line Funds are open-end management companies registered under the Investment Company Act of 1940.

Future estimates of payments for revenues are not recognized as there is significant uncertainty as to their amounts, which are dependent upon factors outside the Company’s control, such as fund shareholder activity and market appreciation/depreciation. Additionally, it should be noted that contracts between the Company and its customers do not include performance-based fees.

The Company considers that recognizing revenue for both management fees, service and distribution fees, and sub-transfer agency fees over time best represents the transfer of control to the customer for management investment activities. The Company considers that time elapsed to be the method that best represents the transfer of control to the customer for management investment activities.

The revenue from contracts with customers is derived from the Value Line Funds. For the year ended April 30, 2026, approximately 35% of the investment management fees are derived from the Value Line Mid-Cap Focused Fund. For the year ended April 30, 2025, approximately 38% of the investment management fees are derived from the Value Line Mid-Cap Focused Fund. For the year ended April 30, 2024, approximately 29% of the investment management fees are derived from the Value Line Mid-Cap Focused Fund.

[4]	Income taxes:

The Company, as a trust, has elected to be taxed as a pass-through entity similar to a partnership for federal and state income tax purposes and, accordingly, is not subject to federal and state income taxes. The Company is subject to New York City unincorporated business tax.

The Company may recognize tax benefits from any uncertain positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company's policy is to recognize interest and penalties in general and administration expense. The Company had no uncertain tax positions that would require recognition or disclosure in the financial statements and has not recognized in these consolidated financial statements any interest or penalties related to income taxes. The Company is subject to U.S. federal, state and local tax examinations by tax authorities. The previous three years remain open for audit.

Tax laws are complex and subject to different interpretations by the taxpayer and taxing authorities. Significant judgment is required when evaluating tax provisions and related uncertainties. Future events such as changes in tax legislation could require a provision for income taxes. Any such changes could significantly affect the amounts reported in the consolidated statements of operations.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2026

Note B - Summary of Significant Accounting Policies (continued)

[5]	Intangible assets:

The value of the intangible asset received as part of the Restructuring Transaction was derived primarily from revenue streams to be earned from management contracts contributed and from the right to use the Value Line name for all existing Value Line Funds and access the Value Line Proprietary Ranking information. As of April 30, 2026, 2025 and 2024, this intangible asset was valued at approximately $49,197,000. It is tested for impairment annually. It has an indefinite useful life and is not being amortized. VLI utilized the services of a third party valuation firm (the "Valuator") to assist in the determination of the fair value of the intangible asset at the time of the Restructuring Transaction.

The value of the intangible asset received as part of a fund transaction that occurred in 2016 was derived from the value of the assets in the fund and the value of two selling agreements that were acquired in the transaction. In 2016, the intangible asset was valued at approximately $350,000. It is being amortized over a 15 year useful life. As of April 30, 2026, the value is approximately $52,000, and accumulated amortization is approximately $298,000. The amount of amortization for the year ended April 30, 2026 was approximately $10,000. As of April 30, 2025, the value is approximately $62,000, and accumulated amortization is approximately $288,000. The amount of amortization for the year ended April 30, 2025 was approximately $10,000. As of April 30, 2024, the value is approximately $72,000, and accumulated amortization is approximately $278,000. The amount of amortization for the year ended April 30, 2024 was approximately $10,000.

EAM utilizes the services of the Valuator to assist in the determination of the fair value of the intangible asset each fiscal year. The Valuator employed several analytical methodologies which were used by the Company to assist in its determination of the fair value of the intangible asset. These methodologies included two market approach methods which referenced actual transactions in the equity of similar enterprises that are traded in private and public markets and one income approach method utilizing discounted cash flows to determine the present value of the future earning capacity that is available to investors in the entity. The Company assesses the recoverability of its intangible asset by determining whether the carrying amount can be recovered through discounted forecasted cash flows if events or changes in circumstances indicate that the asset may be impaired. If discounted forecasted cash flows indicate that the carrying amount will not be recovered, an adjustment will be made to reduce such amounts to fair value based on forecasted future cash discounted at a rate commensurate with the risk associated with achieving such cash flows. Future cash flows are based on trends of historical performance and the Company's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. The Company has elected to perform its annual analysis at April 30, its fiscal year-end. No indicators of impairment were identified during the years ended April 30, 2026, 2025, or 2024.

[6]	Fair Value of Financial Instruments

In accordance with Fair Value Accounting, the Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. Financial assets recorded on the Statements of Financial Condition are categorized based on the inputs to the valuation techniques as follows:

Level 1: Financial assets whose values are based on unadjusted quoted prices for identical assets in an active market.

Level 2: Financial assets whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2026

Note B - Summary of Significant Accounting Policies (continued)

Level 3: Financial assets whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumption about the assumptions a market participant would use in pricing the asset.

The following table presents the Company’s assets and liabilities by level within the fair value hierarchy at April 30, 2026:

	Carrying Value	Level 1	Level 2	Level 3	Total

Assets:
Investments	4,728,526	2,523,092	2,205,434	-	4,728,526
Receivable from affiliates	2,524,384	-	2,524,384	-	2,524,384
Total Assets	$7,252,910	$2,523,092	$4,729,818	$-	$7,252,910

The following table presents the Company’s assets and liabilities by level within the fair value hierarchy at April 30, 2025:

	Carrying Value	Level 1	Level 2	Level 3	Total

Assets:
Investments	4,532,691	2,420,423	2,112,268	-	4,532,691
Receivable from affiliates	2,928,265	-	2,928,265	-	2,928,265
Total Assets	$7,460,956	$2,420,423	$5,040,533	$-	$7,460,956

The following table presents the Company’s assets and liabilities by level within the fair value hierarchy at April 30, 2024:

	Carrying Value	Level 1	Level 2	Level 3	Total

Assets:
Investments	4,646,593	3,656,947	989,646	-	4,646,593
Receivable from affiliates	2,812,762	-	2,812,762	-	2,812,762
Total Assets	$7,459,355	$3,656,947	$3,802,408	$-	$7,459,355

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2026

Note B - Summary of Significant Accounting Policies (continued)

The classification of financial instruments valued at fair value as of April 30 is as follows:

	2026	2025	2024

Fixed income	$2,205,434	$2,112,268	$989,646
Mutual funds/ETFs	1,339,254	1,578,704	2,835,070
Equities	1,183,838	841,719	821,877
	$4,728,526	$4,532,691	$4,646,593

Mutual funds/ETFs and equity securities are valued on the last business day of the period at the last available reported price on their primary securities exchange. The Company has approximately $521,000, 662,000, and $551,000, respectively, invested in the Value Line Funds as of April 30, 2026, 2025 and 2024.

During the year ended April 30, 2026, the Company recorded change in unrealized loss on investments for approximately $46,000 and realized gain on investments in the amount of approximately $295,000 within change in unrealized gain/loss and realized gain on investments within the Statements of Operations. During the year ended April 30, 2025, the Company recorded change in unrealized gain on investments for approximately $115,000 and realized loss on investments in the amount of approximately $22,000 within change in unrealized gain/loss and realized gain on investments within the Statements of Operations. During the year ended April 30, 2024, the Company recorded change in unrealized gain on investments for approximately $73,000 and realized gain on investments in the amount of approximately $48,000 within change in unrealized gain/loss and realized gain on investments within the Statements of Operations. The Company uses the Average Cost methodology to determine realized gain/(loss) on investments.

[7]	Leases

The Company accounts for leases under ASC 842, Leases, (see Note I – Commitment). Right of use assets and corresponding liabilities are recognized on the Company’s statements of financial condition based on the present value of future lease payments relating to the use of the underlying asset during the lease term. The Company uses its incremental borrowing rate as the discount rate in determining the present value of future lease payments, as the interest rates implicit in its lease arrangements were not readily determinable. Lease expense is recognized on a straight-line basis over the respective lease terms and is included in Office and administration expense in the Consolidated Statements of Operations.

Note C - Owners' Equity

Class A and Class B interest holders are Trustees and holders of the voting profits interests of the Company, and Value Line, Inc. ("VLI") owns the non-voting revenue interests and the non-voting profits interests of the Company.

Collectively, the voting profits interests receive 50% of the residual profit of the business, in which the share of Class A voting profits interest is 45% and Class B voting profits interest is 5%, subject to temporary adjustments in certain circumstances, as defined in the Trust agreement.  VLI retains a nonvoting profits interest representing 50% of residual profits, subject to temporary adjustments in certain circumstances and has no power to vote for the election, removal or replacement of the Trustees of the Company. VLI also retains a Non-Voting Revenues Interest in the business ranging from 41% at non-distribution fee (certain investment management fees) revenue levels of $9 million or less to 55% at such revenue levels of $35 million or more. The Company will make distributions to the owners and holders of the revenue interests no later than the tenth day after each respective quarter end, as defined in the Trust agreement.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2026

Note D - Related Party Transactions

The investment management fees, 12b-1 fees, and sub-transfer agency fees, as described in Note A, are received from the Value Line Funds and are reflected within receivable from affiliates on the consolidated statements of financial condition. For the years ended April 30, 2026, 2025 and 2024, total investment management fee waivers and reimbursements were approximately $136,000, $180,000 and $288,000 and total service and distributions fee waivers were approximately $49,000, $90,000 and $94,000, respectively. Substantially all the revenue is generated from related parties.

Note E - Furniture and Equipment

Furniture and equipment are carried at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of three to seven years. For the years ended April 30, 2026, 2025 and 2024, depreciation expense was approximately $0, 10,000, and $38,000, respectively.

Furniture and equipment, net, consist of the following (rounded):

	2026	2025	2024

Furniture and equipment	$47,000	$47,000	$284,000
Less: accumulated depreciation	(47,000)	(47,000)	(274,000)

	$-	$-	$10,000

Note F - Regulatory Requirements

For regulatory purposes, ESLLC is subject to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, which requires the maintenance of minimum net capital of $5,000 or one-fifteenth of aggregate indebtedness, if greater. At April 30, 2026, ESLLC's net capital, as defined, of approximately $1,279,000 exceeded required net capital by approximately $1,247,000 and the ratio of aggregate indebtedness to net capital was .37 to 1. At April 30, 2025, ESLLC's net capital, as defined, of approximately $828,000 exceeded required net capital by approximately $794,000 and the ratio of aggregate indebtedness to net capital was .62 to 1. At April 30, 2024, ESLLC's net capital, as defined, of approximately $954,000 exceeded required net capital by approximately $906,000 and the ratio of aggregate indebtedness to net capital was .76 to 1.

Note G - Employees' Profit Sharing and Savings Plan

The employees of the Company are eligible to be members of the Company's 401(k) Plan and Profit Sharing Plan. In general, the Company matched 50% of the first 4% and 100% of the next 2% of each eligible employee's salary for the 401(k) Plan and may at its discretion contribute to the Profit Sharing Plan. The Company made approximately $249,000, 233,000, and $159,000 in matching contributions to the 401(k) Plan and its Profit Sharing Plan for the years ended April 30, 2026, 2025 and 2024, respectively. This amount was included in compensation and benefits on the consolidated statements of operations.

EULAV ASSET MANAGEMENT

Notes to Consolidated Financial Statements
April 30, 2026

Note H - Co-Employee Agreement

As of January 2026, the Company has a client service agreement with Justworks PEO. For prior years, the Company had a client service agreement with ADP TotalSource as Co-employer (as defined in the client service agreement). Justworks PEO and ADP TotalSource are unrelated entities. Both Justworks PEO and ADP TotalSource are responsible for providing the payroll and tax withholding payments and reports for the Company's employees. In exchange, the Co-employer receives an administrative fee.

Note I - Commitment

In March 2021, the Company entered into a two-year Lease Agreement with Sarasota Ellis Associates LLC to lease office space at 1610 Main Street, Suite 912, Sarasota Florida 34236. In April 2022, the Sarasota lease agreement was extended for three years. In December 2024, the Sarasota lease was further extended through March 2028. In November 2025, the lease was further extended through October 2028. The Company had a five-year office lease in New York NY that expired during the year ending April 30, 2025. Future rental commitment under the Leases as of April 30, 2026, are as follows:

Year Ending
April 30,	Amount

2027	$74,328	Maturity	2.5 years
2028	76,558	Average rate	3.5%
2029	38,845	Imputed interest	$7,745
	$189,731	Lease liabilities	$181,986

Rent expense charged to operations for the years ended April 30, 2026, 2025 and 2024 was approximately $68,000, $277,000 and $443,000, respectively, which was included in office and administration on the consolidated statements of operations.

As of April 30, 2026, 2025 and 2024, the Company had approximately $182,000, $101,000 and $309,000 respectively in lease liabilities and approximately $181,000, $100,000 and $291,000, respectively, in right of use assets on its consolidated statements of financial condition.

Note J - Subsequent Events

Management has evaluated all subsequent transactions and events through July 1, 2026, the date on which these consolidated financial statements were available to be issued. Markets may be impacted by negative external and /or direct and indirect economic factors such as pandemics, natural disasters, global trade policies and political unrest or uncertainties. The adverse impact of any one or more of these events on the Company could be significant and cause losses. The Company cannot predict the likelihood of occurrence or the effects of pandemics and epidemics in the future and the Company’s financial performance may be adversely affected.